Exhibit 5.1

January 18, 2022

Digimarc Corporation

9405 SW Gemini Drive

Beaverton, Oregon 97008

Re: Digimarc Corporation – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Digimarc Corporation, an Oregon corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, of a registration statement on Form S-3 (the “Registration Statement”), relating to the resale by the selling securityholders named therein of up to 2,087,762 shares of the Company’s common stock, par value $0.001 per share, which consist of (i) 771,810 shares of the Company’s common stock (the “Closing Shares”) issued in a private placement (the “Private Placement”), pursuant to the terms of a Share Purchase Agreement, dated as of November 15, 2021 (the “Share Purchase Agreement”), by and among the Company, EVRYTHNG Limited, Fortis Advisors LLC, and the sellers party thereto (the “Sellers”); (ii) up to 231,438 shares of the Company’s common stock (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued to the Sellers in the Private Placement pursuant to the Share Purchase Agreement and the Warrant Agency Agreement, dated January 3, 2022, by and between the Company and Broadridge Corporate Issuer Solutions, Inc. (the “Warrant Agreement”); (iii) up to 31,491 shares of the Company’s common stock that were held back to secure any post-closing adjustments to the closing consideration and the indemnification obligations of the Sellers under the Share Purchase Agreement, which shares may be issued to the Sellers under the terms, and subject to the contingencies, set forth in the Share Purchase Agreement (the “Holdback Shares”); and (iv) up to 1,053,023 shares of the Company’s common stock that may be issued to the Sellers as additional consideration under the terms, and subject to the contingencies, of the Share Purchase Agreement (the “Second Payment Shares”).

In our capacity as counsel to the Company, we have examined the Registration Statement and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion. As to matters of fact material to the opinions expressed herein, we have relied on (a) information in public authority documents (and all opinions based on public authority documents are as of the date of such public authority documents and not as of the date of this opinion letter), and (b) factual information provided in certificates of officers of the Company. We have not independently verified the facts so relied on.

In such examination, we have assumed the following without investigation: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the factual information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. Based upon the foregoing, it is our opinion that:

1. The Closing Shares are validly issued, fully paid and non-assessable.

2. The Warrant Shares, when issued, delivered and paid for upon exercise of the Warrants in accordance with the terms of the Warrants and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

3. Any Holdback Shares, when issued in accordance with the terms of the Share Purchase Agreement, will be validly issued, fully paid and non-assessable.

4. Any Second Payment Shares, when issued in accordance with the terms of the Share Purchase Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following exclusions and qualifications:

(a) Our opinions are as of the date hereof, and we have no responsibility to update this opinion for events and circumstances occurring after the date hereof or as to facts relating to prior events that are subsequently brought to our attention. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, and we disavow any undertaking to advise you of any changes in law.

(b) We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Oregon and the federal securities laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction and expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to our firm in the prospectus and any prospectus supplements relating thereto under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Perkins Coie LLP

PERKINS COIE LLP

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